Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Navitas Semiconductor Corporation (the “Company”) pertaining to the Navitas Semiconductor Corporation 2021 Equity Incentive Plan of our report dated March 6, 2024, relating to the consolidated financial statements of the Company and the effectiveness of internal control over financial reporting of the Company, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Moss Adams LLP

Los Angeles, CA
March 7, 2024